Exhibit 99.1

6055 Lusk Boulevard
San Diego, CA 92121
(858) 202-4900
(858) 450-6869

STRESSGEN REPORTS HSPE7 RESULTS FROM

TWO CLINICAL TRIALS

FOR IMMEDIATE RELEASE	February 24, 2004

San Diego, California USA – Stressgen announced today the results from two clinical trials for its lead compound, HspE7.  The trials were designed to confirm previous results and primary endpoints for future Phase III pivotal trials.  The Company reported that its Phase II trial for recurrent respiratory papillomatosis (RRP) showed high statistical significance in its primary endpoint of lengthening the interval between surgeries.  Stressgen has been pursuing RRP as its primary strategic focus and first indication for HspE7 since interim results were first available in early 2003, and plans to file a Biologics License Application for RRP in mid-2007.  The Company also reported that its clinical trial for anal dysplasia showed a treatment effect.  Although the secondary endpoints of physician’s global assessment for anal dysplasia and a subset of patients with concomitant genital warts reached statistical significance, the trial did not meet its primary pathology endpoint.  Twenty-eight percent of the time there was a disagreement, or discordance, in the results of the adjudicated read process among the pathologists reading the biopsies to determine whether the dysplasia downgraded from high grade to low grade or no dysplasia.  In the adjudicated read process, if two pathologists disagreed on the level of dysplasia, a third pathologist arbitrated.  The difficulty in obtaining consensus suggests caution in the design of any pivotal Phase III dysplasia trial with a pathological endpoint.

RRP Clinical Trial Results:

The Company reported that its Phase II clinical trial testing HspE7 in the treatment of patients with RRP met its targeted primary endpoint of lengthening the time between surgeries following treatment with HspE7. These results were highly statistically significant and support Stressgen’s plans to begin a pivotal trial and submit a Biologics License Application for RRP as the first indication for the Company’s lead product, HspE7 in mid-2007.

The RRP study was a 27 patient single arm, open label trial evaluating the length of time between surgeries following treatment with HspE7; the comparison for each patient was the baseline inter-surgical interval established during the months preceding treatment.  In the overall population, the first post-treatment interval increased 93 percent over baseline (p<0.02). The median of all post-treatment inter-surgical intervals compared to pretreatment increased 107.6 days, as compared to 55.3 days at baseline, representing a mean increase of 95 percent.  This increase is statistically significant (p<0.02).  The annualized surgical rate was reduced significantly (p<0.003).  In addition, the median interval of all surgeries reported following treatment suggests that the 27 child patient population experienced 87 fewer surgeries during the first year post treatment.   A standard clinical assessment tool, the Derkay-Coltrera Scale Score, adjusted for interval between surgeries, is a measure of the growth rate of RRP.  The children in this study showed a statistically significant decreased Derkay-Coltera Score by the end of the study (p<0.04).

Final data from the Company’s Phase II clinical trial with HspE7 to treat will be presented as a “late breaker” oral presentation in the plenary session on February 26 at the 21st International Conference on Papillomavirus to be held in Mexico City, Mexico.

“As a surgeon who treats these sick children with RRP, I find a 95 percent mean increase in the interval between surgeries to be very encouraging,” said Craig Derkay M.D., Professor of Otolaryngology and Pediatrics at Eastern Virginia Medical School in Norfolk, Virginia, and a leading investigator in the study. “Equally remarkable are the several children with very long surgery-free periods.  If these results are confirmed in a Phase III trial, HspE7 could be the breakthrough we have been waiting for in the treatment of these children.”

Anal Dysplasia Clinical Trial Results:

The 133-patient anal dysplasia trial was designed to confirm previous results and to evaluate the outcome of utilizing adjudicated pathological assessment as a primary endpoint for future pivotal dysplasia trials.  In addition, the trial was designed to confirm physician’s global assessment of anal dysplasia and patients with concomitant warts from a previous 86-patient Phase II trial.  It was not designed as a pivotal trial.

The primary endpoint of the trial measured adjudicated pathological assessment of biopsies to determine if patients had downgrading of dysplasia from high grade to low grade or no dysplasia at six months.  The final analysis showed that the drug exceeded the treatment effect that it was intended to detect.  However, the anticipated placebo effect doubled as estimated from previous Phase II trials and as had been predicted by experts though studies of natural history, and thus there was no difference between drug and placebo.  The twenty-eight percent discordance in the adjudicated pathological assessment of biopsies makes it very difficult to interpret these results.

The trial also had secondary endpoints of global assessment for both anal dysplasia and for evaluation of a subset of patients with concomitant genital warts.  Global assessment, which in this trial was also blinded, represents a scoring by the treating physician of overall patient outcomes and takes into account variables such as extent and depth of diseases as well as pathological analysis of biopsies.  The trial reached statistical significance (p <0.03) for anal dysplasia at six months and was in line with responses seen in previous Phase II studies.  In the additional secondary endpoint measuring global assessment in the patients with concomitant genital warts, HspE7 demonstrated an increasing treatment advantage during the course of the study.  This too was in line with previous Phase II data.  Finally, the durability of effect from responders in previous Phase II studies and from this completed study were approximately the same.  As a result, the impact of the level of adjudicated read discordance seen in this study must be carefully evaluated. At the same time, additional measurements of HPV, such as viral load, should be explored before pivotal Phase III dysplasia trials are initiated.

“Having tested this drug in over 100 patients in various indications, it is my opinion that HspE7 is an effective drug for treating HPV-related diseases,” stated Stephen E. Goldstone M.D. Assistant Clinical Professor of Surgery at the Mount Sinai School of Medicine, and a leading investigator in six HspE7 clinical trials, including the Phase III AIN trial. “More importantly, HspE7 may offer patients long-term cure rates that traditional modalities do not.”

“Based on the data from these and other studies with HspE7, we continue to believe that the fastest route to commercialization for our drug is with our orphan and fast track indication RRP,”  stated Daniel L. Korpolinski, President and Chief Executive Officer of Stressgen.  “Under our restructured agreement with Roche, we will record the first three years of revenue from HspE7 following a BLA approval.  These funds can be used to develop other discrete, high-risk populations such as LEEP (Loop Electrical Excision Procedure) failures and HIV+ patients who have compromised immune systems.  These funds can also be used to further expand our pipeline.”

About Conference Call:

Stressgen will hold its fourth quarter 2003 financial conference call on February 25, 2004 at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time). The call-in number to access the call is 877-857-2512 in North America and 706-679-5272 outside of North America. A replay of this call will be available from February 25, 2004 at 11:00 a.m. Eastern Time through March 3, 2004. The playback number: 800-642-1687 (North America) or 706-645-9291 (International), Conference ID: 5611416.  The Company will retain information about accessing the call on its website at www.stressgen.com through the playback period.

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative immunotherapeutics for the treatment of infectious diseases and cancer.   In addition to developing HspE7 for diseases caused by HPV, the Company has also initiated research studies to evaluate stress protein fusions, made through its CoValTM technology, for the treatment of hepatitis B and herpes simplex and is targeting hepatitis C.  Stressgen is also an internationally recognized supplier of research products used by scientists worldwide for the study of cellular stress, apoptosis, oxidative stress and neurobiology.

The Company is publicly traded on the TSX Toronto Stock Exchange under the symbol SSB.

About CoValTM Fusion Proteins

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a heat shock protein with a protein antigen to create a hybrid protein that could trigger immune responses to the antigen.  For more information about our CoValTM fusion proteins, or Stressgen, please visit us at our website located at www.stressgen.com.

This news release contains forward-looking statements that involve risks and uncertainties, including statements regarding the currently expected timing of a Biologics License Application filing, anticipated efficacy of HspE7 and potential revenues from the product.  Such statements are only predictions. Actual results may differ materially from those anticipated in the forward-looking statements due to factors including complexities in designing a pivotal phase III trial, the risk that HspE7 may not demonstrate safety or efficacy in a pivotal trial, the risk that the Company will not obtain regulatory approval to market HspE7 and the Company’s need for additional capital. These and other factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.

Stressgen Contacts:

Donna Slade	Jennifer Matterson

Director, Investor Relations

Communications Coordinator

6055 Lusk Boulevard	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4945	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
dslade@stressgen.com